Exhibit 10.3

THIRD AMENDED AND RESTATED

ROSS STORES, INC.

NONQUALIFIED DEFERRED COMPENSATION PLAN
THIS THIRD AMENDED AND RESTATED ROSS STORES, INC. NONQUALIFIED DEFERRED COMPENSATION PLAN (the “Plan”) amends and restates the Ross Stores, Inc. Nonqualified Deferred Compensation Plan, adopted January 1, 1994, and last amended and restated January 1, 1996, by Ross Stores, Inc., a Delaware corporation (“Ross”). The purpose of the Plan is to provide deferred compensation for a select group of management or highly compensated employees of Ross and its subsidiaries. The primary purpose of this restatement is to modify the Plan to comply with section 409A of the Code. This Plan as restated is effective December 31, 2008. Under applicable guidance, no retroactive amendment to January 1, 2005, the effective date of section 409A of the Code and the commencement of the good faith compliance period, is required.

ARTICLE I

DEFINITIONS

The following definitions shall govern the Plan:

1.1    “Additional Contribution” means a discretionary contribution by the Employer on behalf of a Participant pursuant to Section 3.6.
1.2    “Annual Bonus” or “Bonus” means any performance-based compensation, that meets the requirements of Treasury Regulation section 1.409A-1(e), earned by a Participant under the Employer’s annual cash bonus plan, the amount of or entitlement to which is contingent on the satisfaction of preestablished organizational or individual performance criteria relating to a performance period of at least twelve (12) consecutive months. Organizational or individual performance criteria are considered preestablished if established in writing no later than ninety (90) days after the commencement of the Bonus performance period. Bonus compensation does not include any amount or portion of any amount that will be payable regardless of performance based upon a level of performance that is substantially certain to be met at the time the criteria is established.
1.3    “Beneficiary” means one or more persons, trusts or other entities entitled to receive Benefits which may be payable under the Plan upon a Participant’s death as determined under Article VI.
1.4    “Benefits” means the amount(s) credited to a Participant’s Deferral Account.
1.5    “Board of Directors” or “Board” means the Board of Directors of Ross Stores, Inc.

Exhibit 10.3

1.6    “Bonus Deferral” or “Bonus Deferral Amount” means the dollar amount or percentage of his or her Annual Bonus which a Participant elects to defer by making a Bonus Deferral Election pursuant to Section 3.2.
1.7    “Bonus Deferral Election” means an election to defer an Annual Bonus as provided in Section 3.2.
1.8    “Code” means the Internal Revenue Code of 1986, as amended. Reference to a section of the Code includes such section and any comparable section or sections of any further legislation that amends, supplements or supersedes such section.
1.9    “Deferral Account” means the book entry account established under the Plan for each Participant to which shall be credited the Participant’s Salary Deferrals, Bonus Deferrals, any Additional Contributions and/or Matching Contributions made pursuant to Article III, adjusted for deemed Investment Gain or Loss determined under Article IV, and reduced by any distributions made to the Participant and any charges which may be imposed on such Deferral Account pursuant to the terms of the Plan. As provided in Article IV, the Deferral Account may include a Pre-2005 Deferral Account and a Post-2004 Deferral Account.
1.10    “Distribution Date” means a date elected solely at the discretion of the Plan Administrator that is within the ninety (90) day period following the Participant’s Termination Event, provided, however, that, with respect to a Participant’s Post-2004 Deferral Account, if at the time of the Participant’s Separation from Service, he or she is a Specified Employee, his or her Distribution Date may not be before the date that is six (6) months after the date of Separation from Service and payments to which a Specified Employee would otherwise be entitled during the first six (6) months following the date of Separation from Service shall be accumulated and paid on the first of the seventh (7th) month following the date of Separation from Service, or at the sole discretion of the Plan Administrator within ninety (90) days thereafter.
1.11    “Distribution Election” means an election by a Participant at the time of his or her Salary Deferral Election and/or Bonus Deferral Election, on any Election Form designating the event or time of distribution and method of payment of Benefits made in accordance with Sections 5.1 and 5.2, with respect to a Participant’s Post-2004 Deferral Account, or Appendix A, with respect to a Participant’s Pre -2005 Deferral Account.
1.12    “Effective Date” means the effective date of this Third Amended and Restated Ross Stores, Inc. Nonqualified Deferred Compensation Plan, December 31, 2008.
1.13    “Election Form” means the form prescribed by the Plan Administrator from time to time by which a Participant makes a Salary Deferral Election and/or a Bonus Deferral Election and elects the event or time of distribution and method of payments under the Plan.
1.14    “Eligible Employee” means an employee of the Employer who is a member of a select group of management or highly compensated employees as described in Article II and who has

Exhibit 10.3

been designated by the Plan Administrator, in the Plan Administrator’s sole discretion, to be eligible to participate in the Plan.
1.15    “Employer” means Ross Stores, Inc. or a subsidiary or a person or entity that is under common control with Ross as defined in section 414(b) or 414(c) of the Code.
1.16    “Entry Date” means January 1 of each year.
1.17    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
1.18    “Initial Entry Date” means a day designated by the Plan Administrator that is not more than thirty (30) days after the date the Eligible Employee first becomes eligible to participate in the Plan.
1.19    “Investment Gain or Loss” means the deemed investment gain which shall be credited to the Participant’s Deferral Account, or the deemed investment loss which will debited from the Participant’s Deferral Account pursuant to Article IV.
1.20    “Matching Contribution” means the amount, if any, which the Employer contributes on behalf of a Participant under the terms of Section 3.5.
1.21    “Participant” means an Eligible Employee who has elected to participate in the Plan in accordance with Sections 3.1 or 3.2 or for whom Matching Contributions or Additional Contributions are made in accordance with Sections 3.5 or 3.6.
1.22    “Plan” means this Third Amended and Restated Ross Stores, Inc. Nonqualified Deferred Compensation Plan, as it may be amended from time to time.
1.23    “Plan Administrator” means the committee selected by Ross to administer the Plan and to take such other actions as may be specified herein.
1.24    “Plan Year” means the calendar year.
1.25    “Pre-2005 Deferral Account” means the nonforfeitable value of a Participant’s Deferral Account on December 31, 2004, together with the Investment Gain or Loss attributable to such Account thereafter. A Participant’s Account is nonforfeitable to the extent that the Participant is not required to perform future services to be entitled to payment.
1.26    “Post-2004 Deferral Account” means the value of a Participant’s Deferral Account less the value of the Participant’s Pre-2005 Deferral Account, together with the credited Investment Gain or Loss attributable to such Account. The Post-2004 Deferral Account shall be subject to Code section 409A and applicable guidance thereunder.
1.27    “Ross” means Ross Stores, Inc., a Delaware corporation, and any successor thereto.
1.28    “Salary” means the base salary paid by the Employer, but shall not include any other form of compensation, whether taxable or nontaxable, including, but not limited to, bonuses,

Exhibit 10.3

commissions, overtime and other forms of additional compensation. Salary shall be calculated before reduction for compensation deferred or contributed at the election of the Participant pursuant to Code sections 125, 402(e)(3), or 402(h) under plans established by the Employer; provided, however, that all such amounts will be included in Salary only to the extent that had there been no such plan, the amount would have been payable in cash to the Employee.
1.29    “Salary Deferral” or “Salary Deferral Amount” means the dollar amount or percentage of Salary which a Participant elects to defer by making a Salary Deferral Election pursuant to Article III.
1.30    “Salary Deferral Election” means an election to defer Salary as provided in Section 3.1.
1.31    “Separation from Service” means a termination of the Participant’s employment with the Employer, as determined under Code Section 409A and the regulations thereunder other than death or Total Disability. A Participant on military leave, sick leave, or other bona fide leave of absence shall not be treated as having incurred a Separation from Service, provided that the leave does not exceed six (6) months, or if longer, so long as the Participant retains a right to reemployment with the Employer under an applicable statute or by contract.
1.32    “Specified Employee” means a “key employee” (as defined under Code section 416(i) without regard to paragraph (5) thereof) for the applicable period, as determined by the Plan Administrator in accordance with Treasury Regulation section 1.409A-1(i).
1.33    “Termination Event” means a Participant’s Separation from Service, death or Total Disability.
1.34    “Total Disability” or “Totally Disabled” means a Participant is either (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer. For purposes of this Plan, a Participant shall be deemed Totally Disabled if determined to be totally disabled by the Social Security Administration. A Participant shall also be deemed Totally Disabled if determined to be disabled in accordance with the applicable disability insurance program of the Employer, provided that the definition of “disability” applied under such disability insurance program complies with the requirements of this Section.
1.35    “Trust” means the legal entity created by the Trust Agreement.
1.36    “Trust Agreement” means the Trust Agreement Under the Ross Stores, Inc. Non-Qualified Deferred Compensation Plan effective November 1, 2002 between Ross and Union Bank of California, N.A., a copy of which is attached hereto as Exhibit A, as it may be amended from time to time.

Exhibit 10.3

1.37    “Trustee” means the original Trustee(s) named in the Trust Agreement and any duly appointed successor or successors thereto.
1.38    “Unforeseeable Financial Emergency” means a severe financial hardship of the Participant resulting from (i) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or a dependent of the Participant (as defined in section 152 of the Code, without regard to section 152(b)(1), (b)(2) and (d)(1)(B) thereof), (ii) loss of the Participant’s property due to casualty, or (iii) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined by the Plan Administrator based on the relevant facts and circumstances. Examples of unforeseeable financial emergencies include, the imminent foreclosure of or eviction from one’s primary residence, the need to pay for medical expenses, or the need to pay for the funeral expenses of a spouse, a Beneficiary or dependent. Examples of what are not considered to be unforeseeable financial emergencies include the cost of sending a child to college or the purchase of a home.

ARTICLE II

ELIGIBILITY
2.1    Eligibility. Eligibility for participation in the Plan shall be limited to a select group of key management or highly compensated employees of the Employer designated by the Plan Administrator, in its sole discretion, to participate in the Plan, within the standard established under ERISA sections 201(2), 301(a)(3) and 401(a)(1). Individuals who are in this select group shall be notified as to their eligibility to participate in the Plan.
2.2    Commencement of Participation. An Eligible Employee shall begin participation in the Plan on the date the Plan Administrator determines that the Employee has met all enrollment requirements, including returning the required Election Form and any other enrollment materials required by the Plan Administrator within the specified time period. If an Employee fails to meet all requirements established by the Plan Administrator within the period required, the Employee shall not be eligible to participate in the Plan during such Plan Year.
2.3    Cessation of Participation. Active participation in the Plan shall end on the date of occurrence of a Termination Event or the date the Participant ceases to be eligible under Section 2.1, whichever occurs first. No deferrals or contributions shall be made after said date, but the Participant’s Deferral Account shall continue to be credited or debited with deemed Investment Gains or Losses pursuant to Article IV until all of the Benefits to which the Participant is entitled are distributed to the Participant or his or her Beneficiary in accordance with the terms of the Plan. Participation in the Plan shall cease when all Benefits have been paid in full.

Exhibit 10.3

ARTICLE III

DEFERRALS AND CONTRIBUTIONS

3.1    Salary Deferrals.

(a)    Annual Deferral. For each Plan Year, a Participant may make a Salary Deferral Election to reduce his or her Salary by the Salary Deferral Amount set forth in an Election Form duly executed and filed with the Employer, subject to the limitations under Section 3.4. The election shall be made on an Election Form which must be returned to the Employer no later than the December 31 prior to the Plan Year in which the Salary will be earned. The Participant’s election shall be irrevocable effective as of said December 31. The Salary Deferral Amount shall not be paid to the Participant, but shall be withheld from the Participant’s Salary and an equal amount shall be credited to the Participant’s Deferral Account.
(b)    Election to Continue in Effect. Unless ceased or modified by a subsequent Salary Deferral Election or cancelled pursuant to Section 3.3, the Participant’s election shall continue in effect for all subsequent Plan Years until the Participant ceases to be an Eligible Employee.
(c)    Initial Deferral Election. An Eligible Employee who first becomes eligible to participate in the Plan on or after the beginning of a Plan Year may make an election to defer the portion of his or her Salary attributable to services to be performed after such election, provided that the Employee submits an Election Form on or before the deadline established by the Plan Administrator, which in no event shall be later than thirty (30) days after the Employee first becomes eligible to participate in the Plan. Any such election shall be irrevocable thirty (30) days after the Employee first becomes eligible to participate in the Plan.
3.2    Bonus Deferrals.
(a)    Annual Deferral. For each Plan Year, a Participant may make a Bonus Deferral Election to reduce his or her Annual Bonus by the Bonus Deferral Amount set forth in an Election Form duly executed and filed with the Employer. The election shall be made on an Election Form which must be returned to the Employer no later than the December 31 prior to the Plan Year in which the Bonus performance period will commence, except as permitted by Section 3.2(b). The election shall be irrevocable effective as of said December 31. The Bonus Deferral Amount shall not be paid to the Participant, but shall be withheld from the Participant’s Annual Bonus and an equal amount shall be credited to the Participant’s Deferral Account.
(b)    Extended Deadline for Bonus Deferral Election. Notwithstanding Section 3.2(a), a Participant may make a Bonus Deferral Election by filing an Election Form with the Employer no later than six (6) months before the end of the Bonus performance period, provided that the following conditions are satisfied: (i) the Participant has performed services continuously from the later of (A) the beginning of the Bonus performance period or (B) the date the Bonus performance criteria are established through the date of said election; and (ii) in no event may an election to defer an Annual Bonus be made after such Annual Bonus has become readily

Exhibit 10.3

ascertainable. Any such election shall become irrevocable six (6) months before the end of the twelve (12) month Bonus performance period.
(c)    Initial Deferral Election. An Eligible Employee who first becomes eligible to participate in the Plan after the beginning of the Plan Year may make a Bonus Deferral Election to defer the portion of his or her Bonus attributable to services to be performed after such election, provided that the Employee submits an Election Form on or before the deadline established by the Plan Administrator, which in no event shall be later than thirty (30) days after the Participant first becomes eligible to participate in the Plan. The portion of the Bonus attributable to services performed after the date of the Bonus Deferral Election (and the maximum amount that may be deferred) shall be determined as follows: the total amount of the Bonus for the twelve (12) month performance period shall be multiplied by a fraction, the numerator of which is the number of days remaining in the Bonus performance period after the Bonus Deferral Election is effective and the denominator of which is the total number of days in the Bonus performance period.
(d)    Election to Continue in Effect. Unless ceased or modified by a subsequent timely Bonus Deferral Election or cancelled pursuant to Section 3.3, the Participant’s Bonus Deferral Election shall continue in effect until the Participant ceases to be an Eligible Employee.
3.3    Cancellation of Salary and Bonus Deferral Election Due to 401(k) Plan Hardship Distribution or Unforeseeable Emergency Withdrawal. Notwithstanding anything in this Article III to the contrary, if during a Plan Year, a Participant receives a hardship distribution under a plan described in section 401(k) of the Code that is maintained by the Employer, (1) the Participant’s Salary Deferral Election and Bonus Deferral Election shall be cancelled in full for the remainder of the Plan Year and the immediately following Plan Year. If a Participant experiences an Unforeseeable Financial Emergency described in Section 5.4, then the Participant’s Salary Deferral Election and Bonus Deferral Election shall be cancelled in full for the remainder of the Plan Year and the immediately following Plan Year. A Participant whose Salary Deferral Election and/or Bonus Deferral Election is cancelled under this Section 3.3 may elect to make a Salary Deferral Election and/or Bonus Deferral Election beginning after the period of cancellation set forth in this Section.
3.4    Limitations on Deferrals. A Participant’s Salary and Bonus Deferrals with respect to a Plan Year shall be reduced by the amount(s), if any, which may be necessary:

(i)	To satisfy all required income and employment tax withholding and FICA contributions;

(ii)
To pay all contributions elected by the Participant pursuant to the Ross employee stock purchase plan, the cafeteria plan established pursuant to section 125 of the Code, and other applicable compensation and benefit programs; and

(iii)	To satisfy all garnishments or other amounts required to be withheld by applicable law or court order.

Exhibit 10.3

3.5    Matching Contribution. A Matching Contribution may be credited to a Participant’s Deferral Account in such amount and at such time as the Employer, in its sole discretion, may determine and announce to the Participant. The Employer reserves the right to change the formula by which Matching Contributions are determined or to cease making Matching Contributions entirely after notifying the Participant of such change or cessation.
3.6    Additional Contributions. Additional Contributions may be credited to a Participant’s Deferral Account in such amounts and at such times as the Employer, in its sole discretion, may determine and communicate to the Participant. The Employer shall be under no obligation to continue to credit Additional Contributions and may discontinue or change the amount of such Additional Contributions at any time.
3.7    No Withdrawal. Except as permitted in Section 5.4 or, with respect to a Participant’s Pre-2005 Deferral Account, as further permitted pursuant to Appendix A, amounts credited to a Participant’s Deferral Account may not be withdrawn by a Participant and shall be paid only upon a Termination Event.
3.8    Vesting. A Participant’s Deferral Account attributable to Salary Deferral Amounts, Bonus Deferral Amounts and Matching Contributions shall be one hundred percent (100%) vested at all times. A Participant’s Deferral Account attributable to any Additional Contributions shall vest at such time or times as the Compensation Committee of the Board shall specify in connection with any such Additional Contributions.

ARTICLE IV

INVESTMENT GAIN OR LOSS ON DEFERRAL ACCOUNTS
4.1    Deferral Account. A Deferral Account shall be established and maintained for each Participant to which shall be credited the Participant’s Salary Deferral Amount, Bonus Deferral Amount, Matching Contributions (if applicable), Additional Contributions (if applicable) and the deemed Investment Gain or Loss as determined under this Article IV. The Participant’s Deferral Account shall be charged with distributions from the Account and any charges which may be imposed on the Deferral Account pursuant to the terms of the Plan. For a Participant who received credits under this Plan prior to January 1, 2005, the Deferral Account shall include both a Pre-2005 Deferral Account (which is exempt from Code section 409A) and a Post-2004 Deferral Account (which is subject to Code section 409A).
4.2    Deemed Investment Options.
(a)    The Plan Administrator shall designate one or more investments alternatives available for hypothetical investment (“Deemed Investment Options”). The Plan Administrator shall specify the particular investment alternatives which shall constitute Deemed Investment Options, and-may, in its sole discretion, change or add to the Deemed Investment Options;

Exhibit 10.3

provided, however, that the Plan Administrator shall notify Participants of any such change prior to the effective date thereof.
(b)    Each Participant may select among the Deemed Investment Options and specify the manner in which his or her Deferral Account shall be deemed to be invested for purposes of determining Participant’s Investment Gain or Loss (the “Deemed Investment Election”). The Plan Administrator shall establish and communicate the rules, procedures and deadlines for making and changing Deemed Investment Elections.
4.3    Investment Gain or Loss. Each Participant’s Deferral Account shall be credited monthly, or more frequently as the Plan Administrator may specify, with the deemed Investment Gain or debited with the deemed Investment Loss attributable to his or her Deferral Account. The deemed Investment Gain or Loss is the amount which the Participant’s Deferral Account would have earned or lost if the amounts credited to the Deferral Account had, in fact, been invested in the Deemed Investment Options, in accordance with the Participant’s Deemed Investment Elections.

ARTICLE V

BENEFITS
5.1    Timing of Distribution with Respect to Post-2004 Deferral Account.
(a)    The amounts credited to a Participant’s Post-2004 Deferral Account shall be paid (or payment shall commence) upon the Distribution Date following the first Termination Event to occur. The Participant may elect, no later then when he or she first makes a Salary Deferral Election and/or Bonus Deferral Election with respect to his or her Post-2004 Deferral Account that the timing of his or her payment shall be on the Distribution Date immediately following: (i) his or her Separation from Service or (ii) one (1) year after his or her Separation from Service.
(b)    Notwithstanding Section 5.1(a), if the Termination Event is the Separation from Service of a Specified Employee, payment of the Participant’s Post-2004 Account shall be made or commenced no earlier than on the first day after the end of the six (6) month period following the Participant’s Separation from Service.
5.2    Method of Distribution with Respect to Post-2004 Deferral Account.
(a)    In General. Distributions of a Participant’s Post-2004 Deferral Account may be made in any of the following optional forms of distribution, if the Participant has so elected no later than the time the Participant first makes a Salary Deferral Election and/or Bonus Deferral Election with respect to deferral amounts in his or her Post-2004 Deferral Account: (i) a single lump sum payment or (ii) substantially equal annual installments over a period not to exceed ten (10) years.

Exhibit 10.3

(b)     Death Benefits. In the event a Participant dies before his or her Post-2004 Deferral Account has been completely distributed and the Plan Administrator receives proof satisfactory to it of the Participant’s death, the Participant’s Benefits shall be paid to his or her Beneficiary in accordance with the method of distribution specified in the Participant’s Distribution Election in effect at the time of such Participant’s death.
(c)    Non-Election. If no Distribution Election has been properly made prior to the Distribution Date, the Participant’s Benefits will be distributed in a single lump sum on the Distribution Date.
5.3    Amendment of Distribution Election with Respect to Post-2004 Deferral Account. A Participant may change a Distribution Election with respect to his or her Post-2004 Deferral Account by filing an amended Distribution Election at least twelve (12) months before the Distribution Date. Such amended Distribution Election shall not be effective for a period of twelve (12) months after the date on which the amended election is made. The new Distribution Date selected by the Participant must be the first day of a Plan Year that is no sooner than five (5)  years from the date such payment would otherwise be made or commence.
5.4    Unforeseeable Financial Emergency. Notwithstanding any other provision of the Plan to the contrary, with the consent of the Plan Administrator, a Participant may withdraw up to one hundred percent (100%) of the amount credited to his or her Deferral Account as may be required to meet an Unforeseeable Financial Emergency of the Participant, provided that the entire amount requested by the Participant is not reasonably available from other resources of the Participant.
(a)    The withdrawal must be necessary to satisfy the Unforeseeable Financial Emergency (which may include amounts necessary to pay any federal, state, local or foreign income taxes or penalties reasonably anticipated to result from the withdrawal) and no more may be withdrawn from the Participant’s Deferral Account than is required to relieve the financial need after taking into account other resources that are reasonably available to the Participant for this purpose.
(b)    The Participant must certify that the financial need cannot be relieved: (i) through reimbursement or compensation by insurance or otherwise; or (ii) by liquidation of the Participant’s assets, to the extent such liquidation would not itself cause severe financial hardship.
(c)    In the event an Unforeseeable Financial Emergency withdrawal is approved, payment shall be made to the Participant on a date elected solely at the discretion of the Plan Administrator that is within sixty (60) days after the date of approval by the Plan Administrator.
5.5    Distribution of Pre-2005 Deferral Account. A Participant may elect to receive any portion of his or her Pre-2005 Deferral Account at the times and in the forms described in Appendix A.
5.6    Qualified Domestic Relations Orders. If necessary to comply with a domestic relations order, as defined in Code section 414(p)(1)(B), pursuant to which a court has determined that a spouse or former spouse of a Participant has an interest in the Participant’s Benefits under the

Exhibit 10.3

Plan, the Plan Administrator shall have the right to immediately distribute the spouse’s or former spouse’s interest in the Participant’s Benefits under the Plan to such spouse or former spouse.
5.7    Tax Withholding. All payments under this Article V shall be subject to all applicable withholding for state and federal income tax and to any other federal, state or local tax which may be applicable thereto.

ARTICLE VI

BENEFICIARIES
6.1    Designation of Beneficiary. The Participant shall have the right to designate on such form as may be prescribed by the Plan Administrator, one or more Beneficiaries and secondary Beneficiaries to receive any Benefits due under Article V which may remain unpaid at the Participant’s death and shall have the right at any time to revoke such designation and to substitute another such Beneficiary.
6.2    No Designated Beneficiary. If, upon the death of the Participant, there is no valid designation of Beneficiary, the Beneficiary shall be the Participant’s estate.

ARTICLE VII

TRUST OBLIGATION TO PAY BENEFITS
7.1    Deferrals Held in Trust. An amount equal to Salary Deferral Amounts, Annual Bonus Deferral Amounts and Matching Contributions, if any, made by or on behalf of the Participant shall be transferred to the Trustee within thirty (30) days after the applicable pay period or crediting date to be held pursuant to the terms of the Trust Agreement.
7.2    Benefits Paid From Trust. All benefits payable to a Participant hereunder shall be paid by the Trustee to the extent of the assets held in the Trust by the Trustee, and by the Employer to the extent the assets in the Trust are insufficient to pay the Participant’s Benefits as provided under this Plan.
7.3    Trustee Investment Discretion. The Deemed Investment Options shall be for the sole purpose of determining the deemed Investment Gain or Loss and neither the Trustee nor the Employer shall have any obligation to invest the Participants’ Deferral Account in the Deemed Investment Options or in any other investment.
7.4    No Secured Interest. All deferrals and other amounts governed by the terms of the Plan and the Trust Agreement, including all investments purchased with such amounts and all income attributable thereto, shall remain (until distributed to the Participant or Beneficiary) the property of the Employer as provided under the Plan and the Trust Agreement and shall be subject to the

Exhibit 10.3

claims of the Employer’s general creditors in the event of the Employer’s financial insolvency. No Participant or Beneficiary shall have any secured or beneficial interest in any property, rights or investments held by the Employer or the Trustee in connection with the Plan.

ARTICLE VIII

AMENDMENT AND TERMINATION
8.1    Amendment. This Plan may be amended by Ross at any time in its sole discretion upon an action of a majority of the members of the Plan Administrator; provided, however, that no amendment may be made which would alter the irrevocable nature of an election or which would reduce the amount credited to a Participant’s Deferral Account on the date of such amendment; and provided further that no amendment which would affect the Trustee’s obligation may be made without the Trustee’s consent.
8.2    Termination. Notwithstanding any other provision of this Plan to the contrary, Ross, either (i) by action of its Board or (ii) with the approval of a majority of the members of the Plan Administrator and the consent of either the President or the Chief Executive Officer of Ross, reserves the right to terminate the Plan in its entirety at any time upon fifteen (15) days’ notice to the Participants. If the Plan is terminated, no new deferral elections or Employer contributions shall be permitted, but the Deferral Accounts of the Participants shall remain in the Plan and continue to be credited or debited with deemed Investment Gains or Losses pursuant to Article IV until the Account is distributed in accordance with Article V or Appendix A. Notwithstanding the foregoing, upon termination of the Plan, all Post-2004 Deferral Accounts of Participants shall be distributed in a single lump sum, subject to and in accordance with rules established by the Employer deemed necessary to comply with the applicable requirements and limitations of Treasury Regulation section 1.409A-3(j)(4)(ix). Any amounts remaining in the Trust after all Benefits have been paid shall revert to the Employer.

ARTICLE IX

MISCELLANEOUS
9.1    Administration. The Plan Administrator shall have full discretionary authority to administer the Plan and to interpret its provisions. The Plan Administrator shall have the discretion and authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan, and to decide any and all questions arising under the Plan, including disputes regarding entitlement to benefits.
9.2    No Assignment. The right of any Participant, any Beneficiary, or any other person to the payment of any benefits under this Plan shall not be assigned, transferred, pledged or encumbered.

Exhibit 10.3

9.3    Successors. This Plan shall be binding upon and inure to the benefit of the Employer, its successors and assigns and the Participant and his or her heirs, executors, administrators and legal representatives.
9.4    No Employment Agreement. The terms and conditions of the Plan shall not be deemed to constitute a contract of employment between the Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, with or without cause, unless expressly provided in a written agreement or expressly provided by law. Nothing in the Plan shall be deemed to give a Participant the right to be retained in the service of the Employer, or to interfere with the right of the Employer to discipline or discharge the Participant at any time.
9.5    Attorneys’ Fees. If the Employer, a Participant, any Beneficiary, or a successor in interest to any of the foregoing, brings a legal action to enforce any of the provisions of this Plan, the prevailing party in such legal action shall be reimbursed by the other party for the prevailing party’s costs of such legal action including, without limitation, reasonable fees of attorneys, accountants and similar advisors and expert witnesses.
9.6    Disputes.
(a)    A person who believes that he or she is being denied a benefit to which he or she is entitled under the Plan (hereinafter referred to as “Claimant”) may file a written request for such benefit with the Plan Administrator, setting forth his or her claim.

(b)    Upon receipt of a claim, the Plan Administrator shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Plan Administrator may, however, extend the reply period for an additional ninety (90) days for special circumstances provided it notifies the Claimant of the need and reason for the extension and an anticipated decision date.

(c)    If the claim is denied in whole or in part, the Plan Administrator shall inform the Claimant in writing, using language calculated to be understood by the Claimant, setting forth: (1) the specific reason or reasons for such denial; (2) the specific reference to pertinent provisions of the Plan on which such denial is based; (3) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary; (4) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; (5) the time limits for requesting a review under subsection (d); and (6) such other information as may be required by applicable Department of Labor regulations.

(d)    Within sixty (60) days after the receipt by the Claimant of the written decision described above, the Claimant may make a request in writing for review of the determination of the Plan Administrator. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Plan Administrator. If the Claimant does not request a review within such

Exhibit 10.3

sixty (60) day period, he or she shall be barred and estopped from challenging the Plan Administrator’s determination.

(e)    Within sixty (60) days after the Plan Administrator’s receipt of a request for review, the Plan Administrator shall appoint a special review committee, none of whose members shall be persons who reviewed or denied the initial claim, to review the request after considering all materials presented by the Claimant. If special circumstances require that the sixty (60) day time period be extended, the special review committee will so notify the Claimant of the need and reasons for the extension and an anticipated decision date. The Plan Administrator will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review. The decision of the special review committee must be written in a manner calculated to be understood by the Claimant, and it must contain: (1) specific reasons for the decision; (2) specific reference(s) to the pertinent Plan provisions upon which the decision was based; (3) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and (4) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

(f)    Any dispute or claim related to or arising out of this Plan shall, subject to exhausting the claims and review procedures set forth in this Section 9.6, be fully and finally resolved by binding arbitration conducted by the American Arbitration Association according to its Employee Benefit Claims Arbitration Rules, the hearing to be held in Alameda County, California.
9.7    Governing Law. This Plan shall be construed in accordance with and governed by the laws of the State of California, the extent those laws are not preempted by ERISA.
9.8    Entire Agreement. This Plan constitutes the entire understanding and agreement with respect to the subject matter contained herein, and there are no agreements, understandings, restrictions, representations or warranties among any Participant and the Employer other than those as set forth or provided for herein or those documents expressly referred to herein as affecting this Plan.
9.9    Minor or Incompetent Beneficiary. If the Plan Administrator determines in its discretion that a distribution is to be made to a minor or incompetent Beneficiary, the Plan Administrator may direct payment to be made to the legal guardian, legal representative or custodian of such person. The Plan Administrator may require such proof as it determines appropriate of the Beneficiary’s minority or incompetence before making any distribution. Payment to the legal guardian, legal representative or custodian shall fully discharge any liability under the Plan for such payment amount.

Exhibit 10.3

IN WITNESS WHEREOF, Ross Stores, Inc. has caused this Third Amended and Restated Ross Stores, Inc. Nonqualified Deferred Compensation Plan to be executed this _19_day of December, 2008 by its duly authorized officer effective December 31, 2008.

ROSS STORES, INC.

By:	/s/J. Marvin
Title:	SVP, HR
Dated:	12/19/08

Exhibit 10.3

APPENDIX A

DISTRIBUTION OF PRE-2005 DEFERRAL ACCOUNTS
The following provisions pertain solely to distribution of a Participant’s Pre-2005 Deferral Account and supersede any inconsistent provisions of the Plan.
A.    Timing of Distribution. A Participant’s Pre-2005 Deferral Account shall be paid (or payment shall commence) within a reasonable time after the earlier to occur of (i) the Early Benefit Distribution Date, if the Participant elected an Early Benefit Distribution, or (ii) a Termination Event. The Participant may elect, no later then when he or she first makes a Salary Deferral Election and/or Bonus Deferral Election with respect to his or her Pre-2005 Deferral Account that the timing of his or her payment shall be on the Distribution Date immediately following: (i) his or her Separation from Service or (ii) one (1) year after his or her Separation from Service.
B.    Early Benefit Distribution.
(i)    Two-Year Advance Election. A Participant may elect an Early Benefit Distribution by filing an Early Benefit Distribution Election at such time and in such manner as the Plan Administrator shall specify. Such Early Benefit Distribution Election shall specify an Early Benefit Distribution Date which shall be no less than two (2) years from the date such Early Benefit Distribution Election is made. Except as otherwise provided in this Appendix A, the Early Benefit Distribution Election shall be irrevocable and shall apply to the Participant’s entire Pre-2005 Deferral Account balance as of such Early Benefit Distribution Date, or to such lesser dollar amount as may be specified in the Early Benefit Distribution Election. A Participant who receives an Early Benefit Distribution pursuant to an Early Benefit Distribution Election shall automatically cease all deferrals and/or contributions under the Plan as of the next Entry Date following the Early Benefit Distribution Date and may not resume participation until a subsequent Entry Date after making a new deferral election under Article III.
Example: Ms. X receives an Early Benefit Distribution on October 15, 2008. Effective January 1, 2009, Ms. X must discontinue all deferrals to the Plan and may not resume participation until January 1, 2010.
Example: Mr. Y receives an Early Benefit Distribution on June 30, 2009. Effective January 1, 2010, Mr. Y must discontinue all deferrals to the Plan and may not resume participation until January 1, 2011.
(ii)    Revocation of Early Benefit Distribution Election. A Participant may revoke an Early Benefit Distribution Election, or an election made for an early benefit distribution under the Ross Stores, Inc. Nonqualified Deferred Compensation Plan adopted effective January 1, 1994, by filing a written revocation at least twelve (12) months prior to the Early Benefit Distribution Date specified in such Election.

1

Exhibit 10.3

C.    Termination Event. Solely for purposes of this Appendix A, a Termination Event shall also be deemed to occur on the last day of any period for which the Participant receives compensation (including severance payments) from the Employer which is paid through the Employer’s payroll system and which the Employer reports as “wages” on Form W-2. The occurrence of a Termination Event shall automatically revoke any Early Benefit Distribution Election made by the Participant, if the Early Benefit Distribution Date specified in such Early Benefit Distribution Election is after the date of the Termination Event. Upon the occurrence of the first Termination Event to occur, the Participant’s Pre-2005 Deferral Account shall be paid in one of the following methods as specified in the Participant’s Distribution Election filed with the Plan Administrator at the time of his or her Salary Deferral Election and/or Bonus Deferral Election: (i) single lump sum or (ii) substantially equal annual installments over a period not to exceed ten (10) years.
A Participant may file an amended Distribution Election by the earlier of (a) the end of the year prior to the scheduled Distribution Date or (b) six (6) months before the scheduled Distribution Date. Any amendment which is filed later than the requirements in the preceding sentence shall be null and void.
In the event a Participant dies before his or her Benefits have been completely distributed and the Plan Administrator receives proof satisfactory to it of the Participant’s death, the Participant’s benefits shall be paid to his or her Beneficiary in accordance with the method of distribution specified in the Participant’s Distribution Election in effect at the time of such Participant’s death.
D.    Early Withdrawal. Notwithstanding any other provision of the Plan, the Participant may withdraw up to one hundred percent (100%) of his or her Pre-2005 Deferral Account. Upon such withdrawal, ten percent (10%) of the amount withdrawn shall be forfeited and the Participant shall have no further right thereto. The amount withdrawn, reduced by said forfeiture, shall be paid to the Participant in a single lump sum. Effective on the next Entry Date, the Participant shall be prohibited from making any deferrals or receiving any contributions under the Plan until a subsequent Entry Date after making a new deferral election under Article III.
E.    Termination of the Plan. The termination of the Plan shall automatically revoke all outstanding Early Benefit Distribution Elections and all elections to have Pre-2005 Deferral Accounts paid in installments. Upon the termination of the Plan, all such Accounts shall be paid in a single lump sum as if the Participant had voluntarily terminated employment on the date of Plan termination.

2

Exhibit 10.3

FIRST AMENDMENT
TO THE
ROSS STORES, INC. NONQUALIFIED DEFERRED COMPENSATION PLAN
(Third Amended and Restated Plan Document, Effective December 31, 2008)

1.	Plan Sponsor: Ross Stores, Inc. (the “Company”)

2.
Amendment of Plan: Pursuant to the authority granted to Ross Stores, Inc. Nonqualified Deferred Compensation Plan Administrative Committee (“Committee”) in Section 8.1 of Ross Stores, Inc. Nonqualified Deferred Compensation Plan, as amended and restated December 31, 2008 (the “Plan”), a member of the Committee hereby adopts the following Amendment to the Plan, effective as provided in Paragraph 3.

A.	Section 1.29 of the Plan shall be amended by replacing the existing Section 1.29 with the following Section 1.29:

1.29 “Salary Deferral” or “Salary Deferral Amount” means the dollar amount or percentage of Salary (not to exceed 75% of Salary) which a Participant elects to defer by making a Salary Deferral Election pursuant to Article III.

B.	Section 3.1(a) of the Plan shall be amended by replacing the existing Section 3.1(a) with the following Section 3.1(a):

(a)    Annual Deferral. For each Plan Year, a Participant may make a Salary Deferral Election to reduce his or her Salary by the Salary Deferral Amount set forth in an Election Form duly executed and filed with the Employer, not to exceed 75% of Salary and subject to the limitations under Section 3.4. The election shall be made on an Election Form which (1) must be returned to the Employer no later than, and (2) will be irrevocable effective as of, the December 31 prior to the Plan Year in which the Salary will be earned. The Salary Deferral Amount shall not be paid to the Participant, but shall be withheld from the Participant’s Salary and an equal amount shall be credited to the Participant’s Deferral Account.

3.    Effective Date: The Effective Date of this First Amendment shall be January 1, 2015.

4.    Terms and Conditions of Plan: Except for the above amendments, all terms and     conditions of the Plan are unamended and shall remain in full force and effect.

5.	Execution: A member of the Committee has executed this Amendment as of the date set forth below.

ROSS STORES, INC.
Company

By:	/s/Deon Riley
Title:	SVP, Human Resources
Dated:	November 6, 2014

Exhibit 10.3

AMENDMENT TO THE
THIRD AMENDED AND RESTATED
ROSS STORES, INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN

The Ross Stores, Inc. Third Amended and Restated Nonqualified Deferred Compensation Plan (the “Plan”), originally effective as of January 1, 1994, and most recently restated in its entirety effective as of December 31, 2008, is hereby further amended, effective as of October 1, 2017, as follows:

1.	Section 1.13 “Election Form” is amended in its entirety to read as follows:

“1.13    “Election Form” means the form, which may be in written, electronic, telephonic or such other format as prescribed by the Plan Administrator, by which a Participant makes a Salary Deferral Election and/or a Bonus Deferral Election and elects the event even or time of distribution and method of payments under the Plan.”

2.	Section 1.18 “Initial Entry Date” is deleted in its entirety.

3.	Section 1.19 “Investment Gain or Loss” is renumbered as Section 1.18.

4.	Section 1.20 “Matching Contribution” is renumbered as Section 1.19

5.	A new Section 1.20 is added to read as follows:

“1.20    “Open Enrollment Period” means the period or periods established by the Plan Administrator during which Eligible Employees may elect to enroll in the Plan or to change elections relating to the rate at which they wish to defer Compensation under the Plan.”

1

Exhibit 10.3

6.	Section 2.2 of the Plan is hereby amended in its entirety to read as follows:
“2.2    Commencement of Participation. An Eligible Employee shall begin participation in the Plan on the date the Plan Administrator determines that the Employee has met all enrollment requirements, including returning the required Election Form and any other enrollment materials required by the Plan Administrator within the applicable Open Enrollment Period. If an Employee fails to meet all requirements established by the Plan Administrator within the applicable Open Enrollment Period, the Employee shall not be eligible to participate in the Plan during such Plan Year.”

7.	Section 3.1 of the Plan is hereby amended in its entirety to read as follows:

“3.1    Salary Deferrals.
(a)    Annual Deferral. For each Plan Year, a Participant may make a Salary Deferral Election to reduce his or her Salary by the Salary Deferral Amount set forth in an Election Form duly executed and filed with the Employer during the applicable Open Enrollment Period, subject to the limitations under Section 3.4. The election shall be made during the applicable Open Enrollment Period on an Election Form which must be returned to the Employer no later than the December 31 prior to the Plan Year in which the Salary will be earned. Subject to Section 3.3, the Participant’s election shall be irrevocable effective as of said December 31. The Salary Deferral Amount shall not be paid to the Participant, but shall be withheld from the Participant’s Salary and an equal amount shall be credited to the Participant’s Deferral Account.
(b)    Election to Continue in Effect. Unless ceased or modified by a subsequent Salary Deferral Election filed with the Employer during the applicable Open Enrollment Period or cancelled pursuant to Section 3.3, the Participant’s election shall continue in effect for all subsequent Plan Years until the Participant ceases to be an Eligible Employee.”

8.	Section 3.2 of the Plan is hereby amended in its entirety to read as follows:

“3.2    Bonus Deferrals.
(a)    Deadline for Bonus Deferral Election. A Participant may make a Bonus Deferral Election by filing an Election Form with the Employer during the applicable Open Enrollment Period which shall be no later than six (6) months before the end of the Bonus performance period, provided that the Participant has performed services continuously from the beginning of the Bonus performance period.
(b)    Election to Continue in Effect. Unless ceased or modified by a subsequent timely Bonus Deferral Election filed with the Employer during the applicable Open Enrollment Period or cancelled pursuant to Section 3.3, the Participant’s Bonus Deferral Election shall continue in effect until the Participant ceases to be an Eligible Employee.”

2

Exhibit 10.3

Except as modified by this Amendment, all the terms and provisions of the Plan, as previously amended, shall remain in full force and effect.

Executed this 13th day of December, 2017

PLAN ADMINISTRATOR OF THE ROSS STORES, INC. THIRD AMENDED AND RESTATED NONQUALIFIED DEFERRED COMPENSATION

By	/s/K. Reimann
Title	Member of the Plan Administrative Committee

3

Exhibit 10.3

EXHIBIT A
NONQUALIFIED DEFERRED COMPENSATION PLAN TRUST AGREEMENT

Wells Fargo Bank, N.A. as successor trustee to Union Bank of California, N.A.

Rabbi Trust Agreement

This rabbi trust agreement is based on the IRS model rabbi trust provisions contained in Revenue Procedure 92-64. Provisions from the IRS model rabbi trust have been selected which are frequently chosen by many if not most of Wells Fargo rabbi trust clients. Additional provisions have been added to reflect Wells Fargo operating procedures and administrative requirements. A Company should carefully review the trust agreement with its legal counsel to determine if it is appropriate for its particular situation. Wells Fargo does not provide legal advice and makes no representations concerning the tax consequences of a Company’s execution of this Agreement.

Exhibit 10.3

Exhibit 10.3

Ross Stores, Inc. Nonqualified Deferred Compensation Plan Trust Agreement

This Agreement, made this first day of July, 2010, by and between Ross Stores, Inc.(the “Company”) and WELLS FARGO BANK, N.A., (the "Trustee"),

WITNESSETH:

WHEREAS, Company has adopted the non-qualified deferred compensation Plan titled Ross Stores, Inc. Nonqualifed Deferred Compensation Plan (the “Plan”);

WHEREAS, Company has incurred and expects to incur liability under the terms of such Plan with respect to the individuals participating in such Plan; and

WHEREAS, Company has established a trust (hereinafter called "Trust") and wishes to contribute to the Trust assets that shall be held therein, subject to the claims of Company's creditors in the event of Company’s Insolvency, as herein defined, until paid to Plan participants and their beneficiaries in such manner and at such times as specified in the Plan;

WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974;

WHEREAS, it is the intention of Company to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan;

NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

ARTICLE I

ESTABLISHMENT OF TRUST

Section 1.1    Company hereby deposits with Trustee in trust $1.00, which shall become the principal of the Trust, along with assets transferred from the prior trustee, all to be held, administered and disposed of by Trustee as provided in this Trust Agreement.

Section 1.2    The Trust hereby established shall be irrevocable by Company.

Section 1.3    The Trust is intended to be a grantor trust, of which Company is the grantor, within the meaning of subpart E, part 1, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly. However, Trustee does not warrant and shall not be liable for any tax consequences associated with the Trust or participation in the Plan.

Section 1.4    The principal of the Trust and any earnings thereon shall be held separate and apart from other funds of Company and shall be used exclusively for the uses and purposes of Plan participants and general creditors as herein set forth. Plan participants and their beneficiaries shall have no preferred claim

Exhibit 10.3

on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Trust Agreement shall be mere unsecured contractual rights of Plan participants and their beneficiaries against Company. Any assets held by the Trust will be subject to the claims of Company's general creditors under federal and state law in the event of Insolvency, as defined in Section 3.1 herein.

Section 1.5    Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property acceptable to the Trustee in trust with Trustee to augment the principal to be held, administered and disposed of by Trustee as provided in this Trust Agreement. Neither Trustee nor any Plan participant or beneficiary shall have any right to compel such additional deposits.

Section 1.6    The Trustee agrees to accept contributions that are paid to it by the Company in accordance with the terms of this Trust Agreement. Such contributions shall be in cash or in such other form that may be acceptable to the Trustee. The Trustee shall have no duty to determine or collect contributions under the Plan and shall have no responsibility for any property until it is received and accepted by the Trustee. The Company shall have the sole duty and responsibility for the determination of the accuracy or sufficiency of the contributions to be made under the Plan, the transmittal of the same to the Trustee and compliance with any statute, regulation or rule applicable to contributions.

ARTICLE II
PAYMENTS TO PLAN PARTICIPANTS AND THEIR BENEFICIARIES

Section 2.1    Company shall deliver to Trustee a schedule (the "Payment Schedule") that indicates the amounts payable in respect of each Plan participant (and his or her beneficiaries), that provides a formula or other instructions acceptable to Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plan), and the time of commencement for payment of such amounts.

The Trustee shall remit such payment to Company and Company shall make such payments to the Plan participants and beneficiaries. Company shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and shall pay amounts withheld to the appropriate taxing authorities. Company shall indemnify and hold harmless the Trustee from any and all liability to which the Trustee may become subject due to Company’s failure to properly withhold and/or remit amounts due or to pay benefits to participants in connection with the Trust.

Section 2.2    The entitlement of a Plan participant or his or her beneficiaries to benefits under the Plan shall be determined by Company or such party as it shall designate under the Plan, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan.

Section 2.3    Company may make payment of benefits directly to Plan participants or their beneficiaries as they become due under the terms of the Plan, and may request reimbursement for such payments upon presentation of appropriate evidence of payment to Trustee. Company shall notify Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to participants or their beneficiaries. In addition, if the principal of the Trust and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan, Company shall make the balance of each such payment as it falls due. Trustee shall notify Company where principal and earnings are not sufficient. Trustee shall not be liable for the inadequacy of the Trust to pay all amounts due under the Plan.

Exhibit 10.3

ARTICLE III

TRUSTEE RESPONSIBILITY REGARDING PAYMENTS TO TRUST BENEFICIARY WHEN COMPANY IS INSOLVENT

Section 3.1    Trustee shall cease payment of benefits to Plan participants and their beneficiaries if the Company is Insolvent. Company shall be considered "Insolvent" for purposes of this Trust Agreement if (i) Company is unable to pay its debts as they become due, or (ii) Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code or any comparable state or federal regulatory law.

Section 3.2    At all times during the continuance of this Trust, as provided in Section 1.4 hereof, the principal and income of the Trust shall be subject to claims of general creditors of Company under federal and state law as set forth below.

(1)    The Board of Directors and the Chief Executive Officer (or if there is no Chief Executive Officer, the highest ranking officer) of Company shall have the duty to inform Trustee in writing of Company's Insolvency. If a person claiming to be a creditor of Company alleges in writing to Trustee that Company has become Insolvent, Trustee shall determine whether Company is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to Plan participants or their beneficiaries.

(2)    Unless Trustee has actual knowledge of Company's Insolvency, or has received notice from Company or a person claiming to be a creditor alleging that Company is Insolvent, Trustee shall have no duty to inquire whether Company is Insolvent. Trustee may in all events rely on such evidence concerning Company's solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Company's solvency.

(3)    If at any time Trustee has determined that Company is Insolvent, Trustee shall discontinue payments to Plan participants or their beneficiaries and shall hold the assets of the Trust for the benefit of Company's general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of the Plan participants or their beneficiaries to pursue their rights as general creditors of Company with respect to benefits due under the Plan or otherwise.

(4)    Trustee shall resume the payment of benefits to Plan participants or their beneficiaries in accordance with Article II of this Trust Agreement only after Trustee has been directed that Company is not Insolvent (or is no longer Insolvent). Trustee may in all events rely on such evidence concerning Company’s solvency (or Insolvency) as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Company’s solvency.

Section 3.3    Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to Section 3.2 hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan participants or their beneficiaries under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by Company in lieu of the payments provided for hereunder during any such period of discontinuance.

Exhibit 10.3

ARTICLE IV
PAYMENTS TO COMPANY

Except as provided in Articles II and III hereof, Company shall have no right or power to direct Trustee to return to Company or to divert to others any of the Trust assets before all payment of benefits have been made to Plan participants and their beneficiaries pursuant to the terms of the Plan.

ARTICLE V
INVESTMENT AUTHORITY

Section 5.1    Except as provided below, Company shall have the sole power and responsibility for the management, disposition, and investment of the Trust assets, and Trustee shall comply with written directions from Company or its designated agent, which may include a recordkeeper for the Plan. Trustee shall have no duty or responsibility to review, initiate action, or make recommendations regarding the investment of Trust assets and shall retain such assets until directed in writing to dispose of them. Prior to issuing any such directions, Company shall certify to Trustee the person(s) at Company or its agent who have the authority to issue such directions.

Section 5.2    In the administration of the Trust, Trustee shall have the following powers; however, all powers regarding the investment of the Trust shall be exercised solely pursuant to direction of Company or its delegated agent or, if applicable, an Investment Manager, unless Trustee has been properly delegated investment authority pursuant to section 5.4 below:

(1)    To hold assets of any kind, including shares of any registered investment company, whether or not Trustee or any of its affiliates provides investment advice or other services to such company and receives compensation for the services provided;

(2)    To sell, exchange, assign, transfer, and convey any security or property held in the Trust, at public or private sale, at such time and price and upon such terms and conditions (including credit) as directed;

(3)    To invest and reinvest assets of the Trust (including accumulated income) as directed;

(4)    To vote, tender, or exercise any right appurtenant to any stock or securities held in the Trust, as directed;

(5)    To consent to and participate in any plan for the liquidation, reorganization, consolidation, merger or any similar action of any corporation, any security of which is held in the Trust, as directed;

(6)    To sell or exercise any "rights" issued on any securities held in the Trust, as directed;

(7)    To cause all or any part of the assets of the Trust to be held in the name of Trustee (which in such instance need not disclose its fiduciary capacity) or, as permitted by laws, in the name of any nominee, and to acquire for the Trust any investment in bearer form, but the books and records of the Trust shall

Exhibit 10.3

at all times show that all such investments are part of the Trust and Trustee shall hold evidence of title to all such investments;

(8)    To make such distributions in accordance with the provisions of this Trust Agreement;

(9)    To hold a portion of the Trust for the ordinary administration and for the disbursement of funds in cash, without liability for interest thereon for such period of time as necessary, notwithstanding that Trustee or an affiliate of Trustee may benefit directly or indirectly from such uninvested amounts. It is acknowledged that Trustee’s handling of such amounts is consistent with usual and customary banking and fiduciary practices, and any earnings realized by Trustee or its affiliates will be compensation for its bank services in addition to its regular fees; and

(10)To invest in deposit products of Trustee or its affiliates, or other bank or similar financial institution, subject to the rules and regulations governing such deposits, and without regard to the amount of such deposit, as directed;

(11)To invest in securities (including stock and the rights to acquire stock) or obligations issued by the Company or an Employer as that term is defined in the Plan;

(12)To appoint custodians, subcustodians, or subtrustees, domestic or foreign (including affiliates of the Trustee), as to part or all of the Trust; provided that the Trustee shall not be liable for the acts or omissions of any subcustodian appointed under this Section.

Section 5.3    From time to time the Company may appoint one or more investment managers who shall have investment management and control over all or a portion of the assets of the Trust ("Investment Managers"). The Company shall notify the Trustee in writing of the appointment of the Investment Manager. In the event more than one Investment Manager is appointed, the Company shall determine which assets shall be subject to management and control by each Investment Manager and shall also determine the proportion in which funds withdrawn or disbursed shall be charged against the assets subject to each Investment Manager's management and control. Such Investment Manager shall direct Trustee as to the investment of assets and any voting, tendering, and other appurtenant rights of all securities held in the portion of the Trust over which the Investment Manager is appointed. Trustee shall have no duty or responsibility to review, initiate action, or make recommendations regarding the investment of the Trust assets and shall retain such assets until directed in writing to dispose of them.

Section 5.4    Company may delegate to Trustee the responsibility to manage all or a portion of the Trust if Trustee agrees to do so in writing. Upon written acceptance of that delegation, Trustee shall have full power and authority to invest and reinvest the Trust in investments as provided herein, subject to any investment guidelines provided by Company.

Section 5.5    The Trustee shall have no responsibility to notify the Company of any calls for redemption which do not appear in Standard New York Financial Publications, unless the Trustee actually receives written notice of such call for redemption. The Trustee shall promptly notify the Company of each written notice actually received by the Trustee in the ordinary course of its custodial business hereunder concerning any default of payment in connection with securities held hereunder, call for redemption, exchange offer, tender offer, rights offering, subscription rights, conversion or similar rights, merger, consolidation, reorganization, reclassification or recapitalization, or similar event or proceeding affecting the property held in the Trust, and shall take such action in respect thereto as may be directed in writing by the Company.

Section 5.6    All solicitation fees payable to the Trustee as agent in connection with tender offers or any of the aforementioned proceedings that would not otherwise be payable to the Company will be retained by the Trustee.

Exhibit 10.3

Section 5.7    Should any securities held in any depository be called for partial redemption by the issuer of such securities, the Trustee is authorized in the Trustee’s sole discretion to allot the called portion to the respective holders in any manner deemed to be fair and equitable in the Trustee’s judgment. Securities called for partial redemption must be in the Trust pursuant to an actual rather than provisional credit.

ARTICLE VI
DISPOSITION OF INCOME

During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

ARTICLE VII
ACCOUNTING BY TRUSTEE

Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between Company and Trustee. Within 60 days following the close of each calendar year and within 90 days after the removal or resignation of Trustee, Trustee shall deliver to Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be. Trustee’s accounting, if not objected to within 60 days of it being furnished to Company, shall be deemed accepted by Company.

ARTICLE VIII
RESPONSIBILITY OF TRUSTEE

Section 8.1    Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by Company, and Company shall indemnify and hold harmless the Trustee, its officers, employees, and agents from and against all liabilities, losses, and claims (including reasonable attorney’s fees and costs of defense) for actions taken or omitted by Trustee in accordance with the terms of this Trust. In the event of a dispute between Company and a party, Trustee may apply to a court of competent jurisdiction to resolve the dispute.

Section 8.2    If Trustee undertakes or defends any litigation arising in connection with this Trust, Company agrees to indemnify Trustee against Trustee's costs, expenses and liabilities (including, without limitation, attorneys' fees and expenses) relating thereto and to be primarily liable for such payments. If Company does not pay such costs, expenses and liabilities in a reasonably timely manner, Trustee may obtain payment from the Trust.

Exhibit 10.3

Section 8.3    Trustee may consult with legal counsel (who may also be counsel for Company generally) with respect to any of its duties or obligations hereunder, and Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder. Company shall pay the reasonable expenses for services by such individuals or entities, and if the Company does not pay such expenses in a reasonably timely manner, Trustee may obtain payment from the Trust.

Section 8.4    Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein; provided, however, that if an insurance policy is held as an asset of the Trust, Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy. The Trustee shall not be liable for the failure or omission of any insurance company for any reason to pay any benefits or furnish any services under the policies or contracts. Company shall have the sole responsibility to determine whether any insured under any insurance policy held in the Trust is deceased.

Section 8.5    Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701‑2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

Section 8.6    Any electronic communication, including facsimile and e-mail, received by Trustee from an address that Trustee reasonably believes to be that of a duly authorized representative of Company shall be deemed to be in writing and signed on behalf of Company by a duly authorized representative of Company, and Trustee shall be as fully protected under the Trust Agreement and applicable law as if such electronic communication had been an originally signed writing.

Section 8.7    The duties of the Trustee shall be limited to the assets held in the Trust, and the Trustee shall have no duties with respect to assets held by any other person including, without limitation, any other Trustee for the Plan. The Company hereby agrees that the Trustee shall not serve as, and shall not be deemed to be, a co-trustee under any circumstances. The Company may request the Trustee to perform a recordkeeping service with respect to property held by others and not otherwise subject to the terms of this Trust Agreement. To the extent the Trustee shall agree to perform this service, its sole responsibility shall be to accurately reflect information on its books which it has received from an authorized party of the custodian of such property.

ARTICLE IX
COMPENSATION AND EXPENSES OF TRUSTEE

Trustee shall be entitled to reasonable compensation for the services it renders under this Trust. Company shall pay all Trustee's fees and expenses as may be agreed upon in writing by the Company and the Trustee. If not so paid within a reasonable time, the fees and expenses, including, but not limited to, those expenses referenced in Article VIII above, shall be paid from the Trust.

Exhibit 10.3

ARTICLE X
RESIGNATION AND REMOVAL OF TRUSTEE

Section 10.1    Trustee may resign at any time by written notice to Company, which shall be effective 30 days after receipt of such notice unless Company and Trustee agree otherwise.

Section 10.2 Trustee may be removed by Company on 30 days notice or upon shorter notice accepted by Trustee.

Section 10.3    Upon resignation or removal of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within 120 days after receipt of all information reasonably required by Trustee to transfer assets to the successor Trustee, unless Company extends the time limit.

Section 10.4    If Trustee resigns or is removed, a successor shall be appointed, in accordance with Article XI hereof, by the effective date of resignation or removal under sections 10.1 and 10.2 of this article. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

ARTICLE XI
APPOINTMENT OF SUCCESSOR

Section 11.1    If Trustee resigns or is removed in accordance with Section 10.1 or 10.2 hereof, Company may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by Company or the successor Trustee to evidence the transfer.

Section 11.2    The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Articles VII and VIII hereof. The successor Trustee shall not be responsible for and Company shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

ARTICLE XII
AMENDMENT OR TERMINATION

Section 12.1    This Trust Agreement may be amended by a written instrument executed by Trustee and Company. Notwithstanding the foregoing, no such amendment shall make the Trust revocable after it has become irrevocable in accordance with Section 1.2 hereof.

Section 12.2    The Trust shall not terminate until the date on which Plan participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan. Upon termination of the Trust, any assets remaining in the Trust shall be returned to Company.

Exhibit 10.3

Section 12.3    Upon written approval of participants or beneficiaries entitled to payment of benefits pursuant to the terms of the Plan, Company may terminate this Trust prior to the time all benefit payments under the Plan have been made. All assets in the Trust at termination shall be returned to Company.

ARTICLE XIII

MISCELLANEOUS

Section 13.1    Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

Section 13.2    Benefits payable to Plan participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

Section 13.3    This Trust Agreement shall be governed by and construed in accordance with the laws of the State of MN.

Section 13.4    Trustee shall be entitled to rely on any information furnished to it by Company or any other party from whom Trustee is entitled to any information. If any provision of this Trust conflicts with any provision of the Plan, the provisions of this Trust shall control.

Section 13.5    If at any time the Plan fails to meet the requirements of the Internal Revenue Code section 409A, the Company shall determine, withhold, report and remit all taxes thereunder, as applicable.

Section 13.6    Neither the Company nor the Trustee may assign this Trust Agreement without the prior written consent of the other, except that the Trustee may assign its rights and delegate its duties hereunder to any corporation or entity which directly or indirectly is controlled by, or is under common control with, the Trustee. This Trust Agreement shall be binding upon, and inure to the benefit of, the Company and the Trustee and their respective successors and permitted assigns. Any entity which shall by merger, consolidation, purchase, or otherwise, succeed to substantially all the trust business of the Trustee shall, upon each succession and without any appointment or other action by the Company be and become successor Trustee hereunder, upon notification to the Company.

Section 13.7    The Trustee reserves the right to seek a judicial or administrative determination as to its proper course of action under this Trust Agreement. Nothing contained herein will be construed or interpreted to deny the Trustee or the Company the right to have the Trustee’s account judicially determined. To the extent permitted by law, only the Trustee and the Company shall be necessary parties in any application to the courts for an interpretation of this Trust Agreement or for an accounting by the Trustee, and no Participant under the Plan or other person having an interest in the Trust shall be entitled to any notice or service of process. Any final judgment entered in such an action or proceeding shall, to the extent permitted by law, be conclusive upon all persons.

Section 13.8    The Company and the Trustee hereby each represent and warrant to the other that it has full authority to enter into this Trust Agreement upon the terms and conditions hereof and that the individual executing this Trust Agreement on its behalf has the requisite authority to bind the Company or the Trustee to this Trust Agreement.

Exhibit 10.3

ARTICLE XIV
EFFECTIVE DATE

The effective date of this Trust Agreement shall be July 1, 2010.

IN WITNESS WHEREOF, Company and Trustee have caused this Agreement to be executed by individuals thereunto duly authorized as of the day and year first above written.

Ross Stores, Inc.		WELLS FARGO BANK, N.A., Trustee

By	/s/Robert Richardson	By	/s/Tom Olson
Name	Robert Richardson	Name	Tom Olson
Title	Sr. Director, Compensation	Title	Vice President / Relationship Manager

Exhibit 10.3

FIRST AMENDMENT TO THE
ROSS STORES, INC. NONQUALIFIED DEFERRED COMPENSATION PLAN
TRUST AGREEMENT

This First Amendment to the Ross Stores, Inc. Nonqualified Deferred Compensation Plan Trust Agreement (the “Trust Agreement” or “Trust”) is made and entered into by and between Ross Stores, Inc. (the “Company”) and Wells Fargo Bank, National Association (the “Trustee”), effective as of the date indicated below:

WHEREAS, Section 12.1 of the Trust Agreement provides that the Trust Agreement may be amended by written instrument executed by the Trustee and the Company; and

WHEREAS, the Company desires to amend the Trust Agreement in order that the Trustee may make payments to participants and beneficiaries at the direction of the Company;

NOW, THEREFORE, The Company and the Trustee agree to amend the Trust Agreement as follows:

The second paragraph in Section 2.1 shall be deleted in its entirety and replaced with the following paragraph:

Distributions from the Trust may be made by the Trustee to Plan Participants and beneficiaries at the direction of the Company. The entitlement of a Plan Participant or his or her beneficiaries to benefits under the Plan shall be determined by the Company under the Plan, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to the Trust on this 16 day of October, 2017.

ROSS STORES, INC.		WELLS FARGO BANK, NATIONAL ASSOCIATION

By	/s/K. Reimann	By	/s/Alan Frazier
Title	GVP, Total Rewards & HR Initiatives	Title	Senior Vice President